Exhibit 12.1

RATIO OF EARNINGS TO FIXED CHARGES

(dollars in thousands)

			VEREIT Inc.
	Period from January 1, 2016 to March 31,		Year Ended December 31,								Period from September 6, 2011 through December 31,		Period from January 1, 2011 to September 5,
	2016		2015		2014		2013		2012		2011(1)		2011(2)
Earnings:
Pre-tax loss from continuing operations	$(126,428)		$(362,156)		$(1,044,099)		$(505,620)		$(40,451)		$(3,952)		$(5,302)
Add:
Fixed charges	81,007		361,407		454,983		105,644		11,856		960		7,941
Amortization of capitalized interest	43		41		10		2		—		—		—
Distributed income of equity investees	1,491		11,352		8,335		—		—		—		—
Less:
Interest capitalized	(113)		(1,208)		(330)		(82)		—		—		—
Preference security dividend of subsidiaries	(17,973)		(71,892)		(82,226)		(3,313)		(497)		—		—

Total earnings	$(61,973)		$(62,456)		$(663,327)		$(403,369)		$(29,092)		$(2,992)		$2,639
Fixed charges:
Interest expensed and capitalized	77,655		344,777		367,870		64,397		9,871		774		7,941
Amortized premiums, discounts and capitalized expenses related to indebtedness	2,884		14,823		85,108		41,233		1,985		186		—
Estimate of interest within rental expense	468		1,807		2,005		14		—		—		—

Total Fixed charges	$81,007		$361,407		$454,983		$105,644		$11,856		$960		$7,941
Ratio of earnings to fixed charges	(0.77	)x	(0.17	)x	(1.46	)x	(3.82	)x	(2.45	)x	(3.12	)x	0.33x
Deficiency	142,980		423,863		1,118,310		509,013		40,948		3,952		5,302

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

(dollars in thousands)

			VEREIT Inc.
	Period from January 1, 2016 to March 31,		Year Ended December 31,							Period from September 6, 2011 through December 31,		Period from January 1, 2011 to September 5,
	2016		2015	2014		2013		2012		2011(1)		2011(2)
Earnings:
Pre-tax loss from continuing operations	$(126,428)		$(362,156)	$(1,044,099)		$(505,620)		$(40,451)		$(3,952)		$(5,302)
Add:
Fixed charges	98,980		433,299	537,209		108,957		12,353		960		7,941
Amortization of capitalized interest	43		41	10		2		—		—		—
Distributed income of equity investees	1,491		11,352	8,335		—		—		—		—
Less:
Interest capitalized	(113)		(1,208)	(330)		(82)		—		—		—
Preference security dividend of subsidiaries	(17,973)		(71,892)	(82,226)		(3,313)		(497)		—		—

Total earnings	$(44,000)		$9,436	$(581,101)		$(400,056)		$(28,595)		$(2,992)		$2,639
Fixed charges:
Interest expensed and capitalized	77,655		344,777	367,870		64,397		9,871		774		7,941
Amortized premiums, discounts and capitalized expenses related to indebtedness	2,884		14,823	85,108		41,233		1,985		186		—
Estimate of interest within rental expense	468		1,807	2,005		14		—		—		—
Preference security dividend requirements	17,973		71,892	82,226		3,313		497		—		—

Total Fixed charges	$98,980		$433,299	$537,209		$108,957		$12,353		$960		$7,941
Ratio of earnings to fixed charges	(0.44	)x	0.02x	(1.08	)x	(3.67	)x	(2.31	)x	(3.12	)x	0.33x
Deficiency	$142,980		$423,863	$1,118,310		$509,013		$40,948		$3,952		$5,302

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